Exhibit 99.1

For information contact:
Wayne Pratt
Vice President, Chief Financial Officer
Brillian Corporation
(602) 389-8797
wayne.pratt@brilliancorp.com

BRILLIAN CORPORATION REPORTS FOURTH-QUARTER AND FULL YEAR RESULTS

TEMPE, ARIZ., January 28, 2004 - Brillian Corporation (Nasdaq: BRLC), a manufacturer of Liquid Crystal on Silicon (LCoS®) microdisplays for rear-projection, high-definition televisions and near-to-eye applications, such as monocular and binocular headsets, today announced its financial results for the fourth quarter and full year ended December 31, 2003.

For the quarter ended December 31, 2003, Brillian reported revenue of $360,000, down 44% from the year-ago quarter. Revenue for the full year was $2.2 million, up 52% from 2002. Net loss for the quarter was $4.9 million, equaling the loss in the fourth quarter of 2002. Net loss for the full year was $18.7 million, including approximately $1.5 million of one-time, spin-off related costs. Net loss for 2002 was $23.2 million. Net loss per share was $0.92 for the fourth quarter of 2003 and $3.51 for the full year. Per share information is not presented for 2002 because Brillian was not a publicly held company. Net loss per share is presented for the quarter and year ended December 31, 2003, as the Brillian common stock was publicly distributed on September 15, 2003. The calculation of loss per share for these periods is based on the weighted average number of shares outstanding for the period from September 15, 2003 through December 31, 2003.

Brillian ended the quarter with cash, cash equivalents and short-term investments of $14.4 million, working capital of $17.2 million, stockholders’ equity of $38.6 million, and no debt.

“I am very excited about the progress we made during the fourth quarter,” said Vincent F. Sollitto, Jr., President and CEO of Brillian. “We substantially completed the design of our first Rear Projection Television (“RPTV”) product on the timetable we committed to during our spin-off roadshow and were able to showcase the picture experience at the Consumer Electronics Show in Las Vegas in early January 2004. We evaluated, selected and announced many of the partners that we will work with in producing break-through picture quality and made significant progress on establishing our supply chain. And finally, we began holding discussions with potential channel partners with the intent of establishing a distribution infrastructure for this product. We expect to have prototypes of

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

the TV within a month that we can ship to these potential channel partners for their evaluation, qualification, and potential customization.”

Business Outlook

As Brillian focuses on its RPTV product, we do not anticipate appreciable revenue ramp-up until the third and fourth quarters of fiscal 2004. The timing of the revenue ramp-up is dependent primarily on the timing of product introductions by potential OEM channel partners. Further, we expect that research and development in the first quarter of 2004 will increase as we continue to incur substantial costs associated with developing our first RPTV platform. We believe this increased spending will result in our reporting a net loss for the first quarter of 2004 of $6.0 million to $6.5 million. After the first quarter, research and development spending is expected to return to levels similar to those recorded in the fourth quarter. We also anticipate capital expenditures and investments in intangibles of approximately $2.0 million in the first quarter as we invest in tooling and up-front design fees for our first RPTV platform. Each time we develop a new RPTV platform, we anticipate one-time costs of approximately $1.75 million to $2.25 million.

In terms of preliminary guidance for fiscal 2004, Brillian reiterates the guidance previously given at the end of the third quarter regarding our target business model. Specifically, gross margin break-even is projected to occur at approximately $5 to $6 million in quarterly revenue, operating income break-even is projected to occur at $14 to $16 million in quarterly revenue, and our target business model of 13% operating income is projected to occur at $20 to $25 million in quarterly revenue.

We do not expect our HDTV order book to firm up earlier than the second quarter of 2004. However, at this time, based on LCoS® imager forecasts for both projection and head mounted display applications, and our RPTV development timeline, we anticipate approaching gross margin break-even as early as the third quarter of 2004 and expect to approach operating income break-even as early as the fourth quarter of 2004.

Brillian will host a conference call today, January 28, to discuss its third-quarter financial results and future outlook. The conference call may include forward- looking statements. The call will be Web cast and is scheduled to begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Brillian’s Web site at www.brilliancorp.com under the Investor Relations section. Brillian will maintain an audio replay of this conference call on its Web site through the first quarter of 2004. No other audio replay will be available.

Brillian is presenting at the USDC/Needham Display Industry Investment Conference on March 24, 2004 in New York City and at the American Electronics Association MicroCap Financial Conference in Monterey, California in May 2004.

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

About Brillian Corporation

Brillian Corporation develops and manufactures rear-projection HDTVs targeted at brand-name OEMs looking for breakthrough performance and image quality that sets a benchmark in HDTV price/performance. The company is the first and only provider of LCoS® Gen II technology used in these products. In addition to its turnkey televisions, Brillian also offers a complete line of LCoS® microdisplay products and subsystems that developers integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoS® Gen I and LCoS® Gen II microdisplay technologies address the market demand for a high-performance display solution with high image fidelity, high-resolution scalability, and high-contrast ratios. The company’s website is www.brilliancorp.com.

LCoS and Brillian are registered trademarks of Brillian Corporation. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the company’s manufacturing and marketing plans, (ii) the future operating results of the company, including expectations regarding revenue, gross margin improvements, expenses, and losses per share for the first quarter of fiscal 2004 and for the entire 2004 fiscal year, and (iii) the company’s timing for achieving gross margin and operating profit break-even. Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the company’s products; (b) changes in the market for customer’s products; (c) the failure of Brillian products to deliver commercially acceptable performance; (d) the ability of Brillian’s management, individually or collectively, to guide the company in a successful manner; and (e) other risks as detailed in Brillian’s Form 10 and related documentation filed with the SEC in connection with its spin-off from Three-Five Systems, Inc.

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

BRILLIAN CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months		Year Ended
	Ended December 31,		December 31,

	2003	2002	2003	2002

	(unaudited)	(unaudited)
Total net sales	$360	$645	$2,194	$1,439
Costs and Expenses:
Cost of sales	2,635	3,090	9,829	12,869
Selling, general, and administrative	1,456	696	4,890	3,333
Research and development	2,156	1,802	7,367	8,430

	6,247	5,588	22,086	24,632

Operating loss	(5,887)	(4,943)	(19,892)	(23,193)
Other Income (Expense):
Interest, net	43	—	57	—
Loss before income taxes	(5,844)	(4,943)	(19,835)	(23,193)
Benefit from income taxes	(931)	—	(1,091)	—

Net Loss	$(4,913)	$(4,943)	$(18,744)	$(23,193)

Loss per Common Share:
Basic and diluted	$(0.92)		$(3.51)

Weighted Average Number of Common Shares:
Basic and diluted	5,336		5,337

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

BRILLIAN CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	DECEMBER 31,	DECEMBER 31,
	2003	2002

ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$14,417	$—
Accounts receivable, net	447	348
Inventories	2,735	2,584
Other current assets	828	427

Total current assets	18,427	3,359
Property, plant and equipment, net	6,267	8,218
Intangibles, net	8,768	9,627
Other Investments	6,331	6,331

	$39,793	$27,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$457	$516
Accrued compensation	84	573
Accrued liabilities	676	192
Deferred revenue	21	335

Total current liabilities	1,238	1,616

Commitments and Contingencies
Stockholders’ Equity:
TFS net investment	—	25,919
Common stock	5	—
Additional paid-in capital	45,708	—
Deferred stock compensation	(1,265)	—
Accumulated deficit	(5,893)	—

Total stockholders’ equity	38,555	25,919

	$39,793	$27,535

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com